Exhibit 2

SUBSCRIPTION AGREEMENT

This Subscription Agreement is made as of the 19th day of March, 2009

BETWEEN:

HARRY WINSTON DIAMOND CORPORATION

- and -

KINROSS GOLD CORPORATION

WHEREAS the Purchaser has agreed to subscribe for, and the Corporation has agreed to issue to the Purchaser, 15,200,000 Common Shares on a private placement basis, representing approximately 19.9% of the issued and outstanding Common Shares following Closing, for an issue price of U.S.$45,600,000;

AND WHEREAS the Purchaser has agreed to subscribe for, and the Corporation has agreed to cause to be issued to the Purchaser, (i) a 22.5% interest in the Partnership, for an issue price equal to the Subscription Price and (ii) 225 Special Voting Shares, representing a pro rata non-participating voting interest in HWDM, for an issue price of U.S.$2.25;

NOW THEREFORE in consideration of the mutual premises, covenants and agreements herein contained, the parties hereby agree as follows:

1.	Defined Terms.

In this Agreement the following terms have the meanings set out below, unless the context requires otherwise:

“Agreement” means this Subscription Agreement and all schedules hereto;

“Business Day” means any day other than a Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto;

“Change of Control” means, with respect to any person (the “first person”), the acquisition by any person, or group of persons acting jointly or in concert, of:  (a) the power to direct or cause the direction of management and policies of such first person, or to elect or appoint a majority of the board of directors of such first person, whether through ownership of voting securities, by contract or otherwise, and, for greater certainty, absence of any evidence to the contrary, the acquisition of voting control or direction over more than 30% of the votes attaching, collectively, to all outstanding voting securities of such first person shall constitute a “Change of Control” for the purposes of this Agreement; or (b) all or substantially all of the assets of such first person; provided for greater certainty that no Change of Control shall be deemed to have occurred with respect to the Corporation as a result of any action by the Purchaser or any of its affiliates (including through the acquisition of voting securities);

“Closing” means the closing of the Transactions on the Closing Date;

“Closing Date” means the earlier of: (a) the Business Day which is as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Sections 3, 4 and 5 (other than the delivery of items to be delivered on such date and the satisfaction of those conditions that, by their terms, cannot be satisfied until such date); and (b) such date as is mutually agreed to in writing by the Corporation and the Purchaser;

“Common Share” means a common share in the capital of the Corporation;

“Consulting Agreement” means the Consulting and Professional Services Agreement made as of February 1, 2001 between HWDM (then Aber Diamond Mines Ltd.) and the Corporation (then Aber Diamond Corporation), as amended and restated as contemplated by this Agreement;

“Convertible Securities” means any securities issued by the Corporation that are convertible into or exercisable or exchangeable for Common Shares;

“Corporation” means Harry Winston Diamond Corporation and, where applicable, includes its subsidiaries and affiliates;

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of September 28, 2006 among HWDM (then Aber Diamond Mines Ltd.), the Corporation (then Aber Diamond Corporation), the Partnership (then Aber Diamond Limited Partnership), Aber Quebec Inc., 6355137 Canada Inc., The Bank of Nova Scotia, the Bank of Montreal and the Canadian Imperial Bank of Commerce and certain other banks and financial institutions, as amended from time to time;

“Credit Facilities” means the credit facilities of the Corporation and HWDM, as applicable, established in connection with the Credit Agreement;

“Current Value of the Partnership” means [REDACTED], being the gross value of the Partnership (before deducting the Intercompany Liabilities) as agreed upon by the parties;

“Diavik Diamond Mine” means the Diavik diamond mine located in the Northwest Territories;

“Diavik Joint Venture” means the joint venture between DDMI and the Partnership formed pursuant to the JV Agreement;

“DDMI” means Diavik Diamond Mines Inc.;

“Excluded Issuance” means: (i) the issuance of Common Shares or Convertible Securities pursuant to a rights offering by the Corporation; (ii) the issuance of Common Shares or Convertible Securities pursuant to or in connection with (A) the subdivision of the Common Shares or Convertible Securities, (B) stock dividends or payments in kind, or (C) similar transactions; (iii) the issuance of options pursuant to any Option Plan; and (iv) the issuance of Common Shares or Convertible Securities upon the exercise or conversion of any Convertible Securities, including any options issued pursuant to any Option Plan;

“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them, or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“HWDM” means Harry Winston Diamond Mines Ltd.;

“Intercompany Liabilities” means the amount of indebtedness of the Partnership to the Corporation, HWDM and the Selling Entities immediately prior to Closing, as certified to the Purchaser by the Partnership;

“JV Agreement” means the Joint Venture Agreement between DDMI (as successor in name to Kennecott Canada Inc.) and the Partnership (as the successor in interest to HWDM, who in turn was successor in interest to the Corporation) made as of March 23, 1995, as amended from time to time;

“Net Value of the Partnership” has the meaning set out in Section 2;

“NYSE” means the New York Stock Exchange;

“Option Plan” means any stock option plan that may be established or amended from time to time by the Corporation and approved in accordance with all applicable laws and the rules and policies of any stock exchange on which the Common Shares are listed, pursuant to which the Corporation may issue options to purchase Common Shares to directors, officers, employees and bona fide consultants;

“Participating Interest” has the meaning ascribed thereto in the JV Agreement;

“Participation Period” means the period commencing immediately after Closing and ending on the date that is the earliest of any of the following dates:

(i)	the date that is two years from the Closing Date;

(ii)	the date that the Purchaser no longer beneficially owns the entirety of the Purchased Units; and

(iii)
the date that the Purchaser beneficially owns less than 10% of the Common Shares, on a non-diluted basis and, for greater certainty, without assuming the conversion in accordance with their terms of any Convertible Securities;

“Partnership” means Harry Winston Diamond Limited Partnership, a limited partnership formed under the Partnership Act (Northwest Territories);

“Partnership Agreement” means the partnership agreement dated March 1, 2005 governing the Partnership, as amended as contemplated by this Agreement;

“Partnership Investment” means the issuance to the Purchaser of the Purchased Units and the Purchased Special Voting Shares;

“Period End” has the meaning set out in Section 2;

“person” includes an individual, a natural person, a firm, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

“Purchased Securities” means, collectively, the Purchased Shares, Purchased Units and the Purchased Special Voting Shares issued to the Purchaser;

“Purchased Shares” means an aggregate of 15,200,000 Common Shares;

“Purchased Special Voting Shares” means an aggregate of 225 Special Voting Shares;

“Purchased Units” means an aggregate of 58,064,806.452 Units;

“Purchaser” means, as applicable, Kinross Gold Corporation or, subject to Section 26, an affiliate of Kinross Gold Corporation;

“Put Option” has the meaning set out in Section 12;

“Rio Tinto” means Rio Tinto PLC;

“Selling Entities” means, collectively, Harry Winston Technical Services Inc., Harry Winston Diamond (India) Private Limited, Harry Winston Diamond (Israel) Ltd. and Harry Winston Diamond International N.V.;

“Special Voting Shares” means a new class of special voting shares in the capital of HWDM of which the maximum authorized number will be unlimited, and which will: (a) carry no entitlement to dividends or other distributions; (b) a fixed entitlement limited to $0.01 per special voting share on any liquidation or winding up of HWDM; (c) a voting entitlement of one vote per special voting share; and (d) vote as a single class with the existing voting shares in the capital of HWDM (other than as required by applicable law);

“Specified Permitted Adjusting Distributions” means the distributions by the Partnership prior to or on the Closing Date that are required to ensure that all bank balances of the Partnership at Closing are zero, before payment of Intercompany Liabilities (which shall be paid out of the Subscription Price) but after giving effect to certain transfer price adjustments, receipts for goods shipped on or about March 20, 2009, and cash calls paid to DDMI, in each case after the date hereof but prior to the Closing, all in accordance with the illustrative calculation provided in Schedule 19(e) but based on the actual transfer price adjustments, receipts, costs and foreign exchange rates;

“Subscription Price” has the meaning set out in Section 2;

“subsidiaries” with respect to the Corporation, includes any person in which the Corporation, directly or indirectly, has the power to direct or cause the direction of management and policies of such person, or to elect or appoint a majority of the board of directors of such person, whether through ownership of voting securities, by contract or otherwise;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, insurance premium, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions;

“Transactions” means, collectively, the issuance of the Purchased Shares to the Purchaser and the Partnership Investment, all on the terms and conditions of this Agreement;

“TSX” means the Toronto Stock Exchange;

“Unit” means a Partnership Unit as defined in the Partnership Agreement; and

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

2.	Purchase of the Purchased Securities.

The Purchaser hereby subscribes for and agrees to purchase from the Corporation, and the Corporation hereby agrees to issue or cause to be issued to the Purchaser on the Closing Date:

(a)	the Purchased Shares at a price of U.S.$3.00 per Common Share for aggregate consideration equal to U.S.$45,600,000;

(b)
the Purchased Units at a subscription price (the “Subscription Price”) such that the value of the Purchased Units will represent 22.5% of the Net Value of the Partnership immediately following Closing calculated in the same manner as specified in the example below; and

(c)	the Purchased Special Voting Shares at a price of U.S.$0.01 per Special Voting Share for aggregate consideration equal to U.S.$2.25;

all on the terms and conditions set forth in this Agreement.

For the purposes of this Agreement, the “Net Value of the Partnership” prior to Closing means the Current Value of the Partnership, less all Intercompany Liabilities of the Partnership (which will be fully repaid on Closing to the Corporation, HWDM, and the Selling Entities, as applicable).

As an example of the calculation of the Subscription Price, assuming the Partnership has Intercompany Liabilities of [REDACTED], the Subscription Price will be U.S.$125,700,000, determined as follows:

U.S.$ (millions)
Current Value of the Partnership	[REDACTED]
Intercompany Liabilities	[REDACTED]
Net Value of the Partnership	[REDACTED]
Net Value of the Partnership immediately following Closing (1)	[REDACTED]
Subscription Price (2)	[REDACTED]

(1) [REDACTED] being equal to 77.5% of the Net Value of the Partnership immediately following Closing.

(2) The Subscription price is equal to 22.5% of the Net Value of the Partnership immediately following Closing.

The Corporation and the Purchaser agree that the Subscription Price will be adjusted upwards or downwards to reflect 22.5% of any changes in working capital of the Partnership from the balance sheet of the Partnership dated January 31, 2009 (reflecting the audited balance sheet of DDMI as at December 31, 2008) to the balance sheet dated the last calendar day of the month in which Closing occurs (the “Period End”), but excluding from such adjustment: (i) any changes in the cash position of the Partnership to the extent that such cash is held directly by the Partnership rather than by DDMI on behalf of the Partnership; and/or (ii) any non-cash adjustments to DDMI’s working capital position, provided there are no funds flowing from the holders of Units into or out of the Partnership between Closing and the Period End (except for the repayment of all Intercompany Liabilities as contemplated above and the payment of Specified Permitted Adjusting Distributions).  Subject to the remainder of this Section, the amount of any such adjustment, if any, shall be paid by the Partnership to the Purchaser as a reduction of the Subscription Price, or the Purchaser to the Partnership as an addition to the Subscription Price, as applicable, within five Business Days following determination thereof and delivery in writing by the Corporation to the Purchaser of the adjustment amount of, if any, and the related calculations (the “Notice of Adjustment”), which such determination and delivery shall not occur later than the fifth Business Day after receipt by the Corporation of the necessary information from DDMI to allow the determination thereof.

If the Purchaser objects in good faith to the adjustment amount as a result due to its calculation, the Purchaser shall so advise the Corporation by delivering to the Corporation a written notice (the “Objection Notice”) within five Business Days after delivery to the Purchaser of the Notice of Adjustment.   The Corporation shall give the Purchaser and its accountants sufficient access to the books and records and working papers of the Partnership used in the preparation of the Notice of Adjustment. The Purchaser and the Corporation shall attempt to resolve all of the items in dispute set out in any Objection Notice within 10 Business Days of receipt of the Objection Notice by the Purchaser. Any items in dispute not resolved within such 10 Business Day period shall be referred as soon as possible thereafter by the Corporation and the Purchaser to a nationally recognized accounting firm that does not perform an external audit function for either party (the “Independent Auditor”). The Independent Auditor shall act as expert and not as arbitrator and shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 10 Business Days after the date of referral of the dispute to it. In making its determination, the Independent Auditor will only consider the issues in dispute placed before it. The Corporation and the Purchaser shall provide or make available all documents and information as are reasonably required by the Independent Auditor to make its determination. The determination of the Independent Auditor shall be final and binding on the Parties and the Subscription Price shall be (or not be) adjusted in accordance with such determination.  The fees and expenses of the Independent Auditor in acting in accordance with this Section 2 shall be paid by the Purchaser unless there is a reduction of more than [REDACTED] between the amount of the adjusted Subscription Price (adjusted as determined by the Independent Auditor) from the amount  of the adjusted Subscription Price (as determined by the Corporation based on its Notice of Adjustment), in which case the Corporation shall pay such fees and expenses.  Within five Business Days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within five Business Days after the final determination of the Independent Auditor, the Partnership or the Purchaser, as the case may be, shall pay to the other the amount owing as a result of such resolution or final determination.

3.	Conditions of Closing of the Transactions for the Benefit of the Corporation.

The Purchaser acknowledges and agrees that the Corporation’s obligation to issue and sell the Purchased Securities to the Purchaser is subject to the following conditions, which conditions are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion:

(a)
the issue and sale of the Purchased Securities being exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under Ontario securities laws relating to the sale of the Purchased Securities; and

(b)
the representations, warranties and acknowledgements of the Purchaser being true and correct in all material respects as at the Closing, with the same force and effect as if made by the Purchaser as at the Closing.

4.	Conditions of Closing of the Transactions for the Benefit of the Purchaser.

The Corporation acknowledges and agrees that the Purchaser’s obligation to purchase the Purchased Securities from the Corporation is subject to the following conditions, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
there not having occurred a material adverse change with respect to any of: (1) the Corporation on a consolidated basis; (2) the Diavik Joint Venture; or (3) the Partnership, in each case, between the date of this Agreement and the Closing Date. For the purposes of this Agreement, a “material adverse change” means, with respect to an entity (or entities on a consolidated basis), any change in the condition (financial or otherwise), operations, assets, liabilities or business of such entity (or entities on a consolidated basis) as applicable, that is, or would reasonably be expected to be, materially adverse to such entity (or entities on a consolidated basis), other than a change:

	(i)	relating to general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere;

(ii)
affecting the worldwide diamond mining or luxury retail jewellery industries in general, provided such effect does not have a materially disproportionate effect on the Corporation and its subsidiaries and affiliates, considered as a whole;

	(iii)	resulting from changes in the price of rough or polished diamonds; or

	(iv)	in the market price of the Common Shares following and reasonably attributable to the disclosure of the Transactions,

and “material adverse effect” shall have an analogous meaning;

(b)	no third party having publicly announced or commenced a bona fide take-over bid, business combination or similar transaction involving the Corporation;

(c)
the Corporation having made arrangements, satisfactory to the Purchaser, acting reasonably, to repay, contemporaneously with Closing, all outstanding amounts owed by the Corporation or its subsidiaries in connection with the Credit Facilities, and to discharge all related security interests affecting the JV Agreement, the Diavik Joint Venture and the Partnership;

(d)
the Purchaser shall have received an opinion dated the Closing Date from counsel to the Corporation (including applicable local counsel, as necessary) with respect to the matters set out in Schedule “E”;

(e)
the Purchaser shall have received a copy of the certificate and articles of amendment of HWDM creating the Special Voting Shares in its authorized capital and removing the voting rights attached to its Class A shares;

(f)	the representations and warranties of the Corporation being true and correct in all material respects as at the Closing, with the same force and effect as if made by the Corporation as at the Closing.

5.	Conditions of Closing of the Transactions for the Mutual Benefit of the Corporation and the Purchaser.

Each of the Corporation and the Purchaser acknowledges and agrees that the Corporation’s obligation to issue and sell the Purchased Securities to the Purchaser and the Purchaser’s obligation to purchase the Purchased Securities from the Corporation are subject to the following conditions, which conditions are for the mutual benefit of the Corporation and the Purchaser, respectively, and may be waived only by the mutual consent of the Corporation and the Purchaser:

(a)
the receipt of all third party and regulatory approvals or consents required by the Corporation for the completion of the Transactions, including customary TSX and NYSE share listing approval with respect to the Purchased Shares and all consents or approvals of the lenders required in connection with the Credit Facilities, all of which having been obtained on terms and conditions acceptable to the parties, each acting reasonably;

(b)
each of the Corporation and the Purchaser having executed and delivered, or caused to have been executed and delivered, as applicable, (i) an amended Partnership Agreement in accordance with the terms and conditions attached at Schedule “A“, (ii) a shareholders agreement between the Corporation, the Purchaser and HWDM in accordance with the terms and conditions attached at Schedule “B”, (iii) an amended and restated Consulting Agreement, in order to provide for the payment of a management fee from the Partnership to reflect the Corporation’s overhead costs exclusive of costs resulting from the Corporation being a public company and those attributable to the retail business, as more particularly set forth in Schedule “F”; and (iv) an equalization payment agreement between the Purchaser and the Selling Entities, pursuant to which: (1) Kinross will be entitled to receive from the Selling Entities an additional equalization payment, which is proportionate to Kinross’s interest in the Partnership at the time of payment, in respect of any net profit realized by any of the Selling Entities that is attributable to diamond production from the Diavik Diamond Mine; (2) Kinross will be required to make to the Selling Entities an additional equalization payment, which is proportionate to Kinross’s interest in the Partnership at the time of payment, in respect of any net loss realized by any of the Selling Entities that is attributable to diamond production from the Diavik Diamond Mine and (3) if Kinross becomes the direct or indirect owner of 100% of Diavik Joint Venture, Kinross shall have the right to terminate any agreements entered into between the Partnership, on one hand, and the Corporation, the Selling Entities or any their respective affiliates, on the other; and

(c)
there being no actions, suits or proceedings to prohibit, condition or materially limit the ownership or full rights of ownership of any of the Purchased Securities and no order, ruling or determination having the effect of suspending the issuance or ceasing the trading of any of the Purchased Securities having been issued or made by any stock exchange, securities commission, court or other regulatory authority and be continuing in effect.

6.	Delivery and Payment.

Not less than one Business Day prior to the Closing Date, the Partnership shall deliver to the Purchaser a certificate of the Corporation, signed on behalf of the Corporation, without personal liability, by the Chief Financial Officer, addressed to the Corporation certifying the amount of the Intercompany Liabilities and the resulting Subscription Price.

The Purchaser shall deliver the following to the Corporation at or prior to Closing:

(a)
any documentation as may be required by applicable securities laws (including the rules and requirements of the TSX and the NYSE, as applicable) in connection with the purchase by the Purchaser of the Purchased Shares;

(b)
a wire transfer in United States funds to the account of the Corporation, with respect to the Purchased Shares and the Purchased Special Voting Shares, in accordance with the wire transfer instructions set out in Schedule “C”, in the aggregate amount of U.S.$45,600,002.25;

(c)
a wire transfer in United States funds to the account of the Partnership, with respect to the Purchased Units, in accordance with the wire transfer instructions set out in Schedule “C”, in the amount of the Subscription Price (as set forth in the foregoing certificate);

(d)
a certificate of the Purchaser, signed on behalf of the Purchaser, without personal liability, by the Chief Financial Officer, the Executive Vice President and Chief Legal Officer of the Purchaser or such other senior officer of the Purchaser as may be acceptable to the Corporation, acting reasonably, addressed to the Corporation and dated the Closing Date certifying that: (i) the representations, warranties and acknowledgements of the Purchaser are true and correct in all material respects as at the Closing, with the same force and effect as if made by the Purchaser as at the Closing; and  (ii) all covenants of the Purchaser under this Agreement to be performed on or before the Closing have been duly performed by the Purchaser in all material respects; and

(e)	the agreements contemplated by Section 5(b).

Closing will take place at 10:00 a.m. (Toronto time) on the Closing Date at the offices of Stikeman Elliott LLP, Suite 5300, 199 Bay Street, Toronto, Ontario, or at such other time on the Closing Date or such other place as may be agreed upon orally or in writing by the parties. At Closing, the Corporation shall deliver or cause to be delivered:

(f)	a certificate representing the Purchased Shares against payment by the Purchaser of U.S.$45,600,000;

(g)	a certificate representing the Purchased Units against payment by the Purchaser of the Subscription Price;

(h)	a certificate representing the Purchased Special Voting Shares against payment by the Purchaser of U.S.$2.25;

(i)
a certificate of the Corporation, signed on behalf of the Corporation, without personal liability, by the Chief Executive Officer, Chief Financial Officer of the Corporation or such other senior officer of the Corporation as may be acceptable to the Purchaser, acting reasonably, addressed to the Purchaser and dated the Closing Date certifying that (i) the representations and warranties of the Corporation are true and correct in all material respects as at the Closing, with the same force and effect as if made by the Corporation as at the Closing; and  (ii) all covenants of the Corporation under this Agreement to be performed on or before the Closing have been duly performed by the Corporation in all material respects;

(j)	the agreements contemplated by Section 5(b); and

(k)	the opinion contemplated by Section 4(d).

The Purchaser and the Corporation agree that if Closing has not occurred on or prior to the date that is 25 days from the date of this Agreement or such other date that the Purchaser and the Corporation may agree to in writing (the “Outside Date”), then either party may terminate this Agreement, except that the right to terminate this Agreement will not be available to any party whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of Closing to occur by such date. If this Agreement is properly terminated pursuant to the foregoing, then there shall be no further liability of the parties hereunder. Nothing in this Section 6 will relieve any party from liability for any breach of this Agreement.

7.	Participation Right.

(a)
The Corporation agrees that if, during the Participation Period the Corporation issues any Common Shares or Convertible Securities other than pursuant to an Excluded Issuance (any such issuance, a “Subsequent Offering”), then the Corporation shall provide a written notice of such Subsequent Offering (the “Subsequent Offering Notice”) to the Purchaser at least five Business Days prior to the public announcement of such Subsequent Offering, setting out: (i) the number of Common Shares or Convertible Securities issued or to be issued; (ii) the material terms and conditions of any Convertible Securities issued or to be issued and (iii) the subscription price per Common Share or Convertible Security issued or to be issued by the Corporation under such Subsequent Offering, as applicable..

(b)
The Corporation agrees that, subject to Section 7(c), the Purchaser has the right (the “Participation Right”), but only during the Participation Period (which, for greater certainty, shall be extended for the duration of the Notice Period (as defined below) in the event the Participation Period will end pursuant to clause (iii) under the definition of Participation Period as a result of the completion of the Subsequent Offering), upon receipt of a Subsequent Offering Notice, to subscribe for and to be issued, on a private placement basis and at the subscription price per Common Share or Convertible Security, as applicable, as set out in the applicable Subsequent Offering Notice, up to that number of Common Shares or Convertible Securities, as applicable, that will result in the Purchaser beneficially owning 19.9% of the outstanding Common Shares following such subscription and issuance, such number of Common Shares to be calculated without assuming the conversion in accordance with their terms of any Convertible Securities except that for the purposes of such calculation in a Subsequent Offering of Convertible Securities, all of the Convertible Securities so offered (including pursuant to the Participation Right) will be deemed to have been converted into Common Shares.

(c)
If the Purchaser wishes to exercise the Participation Right in respect of a particular Subsequent Offering, the Purchaser shall give written notice to the Corporation (the “Exercise Notice”) of the exercise of such right and of the number of Common Shares or Convertible Securities, as applicable, the Purchaser wishes to purchase (subject to the limits prescribed by Section 7(b)), within the earlier of (i) 10 Business Days after the date of receipt of the Subsequent Offering Notice or (ii) the date which is 3 Business Days prior to the completion of the Subsequent Offering (the “Notice Period”), failing which the Purchaser will not be entitled to exercise the Participation Right in respect of such Subsequent Offering.

(d)
If the Corporation receives an Exercise Notice from the Purchaser within the Notice Period, then the Corporation shall, subject to the receipt of all required regulatory approvals (including the approval of the TSX) on terms and conditions satisfactory to the Corporation, acting reasonably, which approvals the Corporation shall use reasonable commercial efforts to promptly obtain, and subject to the limits prescribed by Section 7(b), issue to the Purchaser, against payment of the subscription price payable in respect thereof, that number of Common Shares or Convertible Securities, as applicable, set forth in the Exercise Notice, provided that such issuance can be legally effected on a private placement basis and without the requirement to file a prospectus or registration statement or the requirement to deliver an offering memorandum under applicable securities laws.

(e)
The closing of any private placement pursuant to an exercise of the Participation Right by the Purchaser will take place on the date of completion of the Subsequent Offering, unless all filings, notices, approvals and authorizations necessary to complete the closing of such private placement have not been made, given or obtained by that date, in which case the closing will be extended for up to 10 Business Days. If the closing of such private placement has not been completed by such date (or such earlier or later date as the parties may agree to orally or in writing) through no fault of the Corporation, then the Exercise Notice will be deemed to have been irrevocably withdrawn and the Corporation will have no obligation to issue any Common Shares or Convertible Securities pursuant to such exercise of the Participation Right.

8.	Board Representation.

The Corporation agrees that it shall appoint one individual legally qualified to be nominated by the Purchaser (a “Nominee”) to the Board of Directors of the Corporation (the “Board”) immediately following Closing.

The Corporation further agrees that, provided that the Purchaser has not exercised the Put Option, and subject at all times to Section 14, during the period commencing immediately after Closing and ending on the date that is the earliest of the date that the Purchaser:

(i)
ceases to hold at least 10% of the outstanding Common Shares, such number of Common Shares to be calculated without assuming the conversion in accordance with their terms of any Convertible Securities; and

(ii)	no longer beneficially owns the Purchased Units;

the Corporation shall:

(a)	nominate a Nominee for election to the Board at each meeting of shareholders of the Corporation at which directors are to be elected; and

(b)
if any Nominee appointed or elected to the Board pursuant to the foregoing provisions ceases to be a director for any reason whatsoever, (i) appoint a Nominee to the Board as soon as reasonably practical, in the event such vacancy may be filled by appointment or (ii) nominate a Nominee for election to the Board at the next meeting of shareholders of the Corporation at which directors are to be elected, in the event such vacancy is required by applicable law or the constating documents of the Corporation to be filled by election by shareholders.

The Purchaser agrees that, in the event the Purchaser ceases to have any nomination rights pursuant to the foregoing, the Purchaser shall use all commercially reasonable efforts to cause its Nominee to resign from the Board immediately.

9.	Financial Consultation Rights.

The Corporation agrees that, during the Participation Period, the Corporation and its subsidiaries shall not:

(a)
amend the Corporation’s articles or bylaws in any manner that could materially and adversely impact the rights granted to the Purchaser pursuant this Agreement or any agreement contemplated by Section 5(b);

(b)
incur any indebtedness for borrowed money, other than (i) in connection with the refinancing of indebtedness outstanding on the date of this Agreement or incurred subsequent to the date of this Agreement in accordance with the terms hereof (including the U.S.$75,000,000 of indebtedness outstanding in connection with the Credit Facilities as of March 14, 2009), (ii) in connection with any acquisition involving the Corporation or any of its subsidiaries or affiliates or (iii) indebtedness owing by one subsidiary of the Corporation to the Corporation or another subsidiary of the Corporation, or of the Corporation to a subsidiary of the Corporation;

(c)
provide any additional support, capital or funding beyond that currently being provided as of the date hereof to the retail business of the Corporation (other than as generated or supported by the operations of such retail business) in excess of [REDACTED], provided that this restriction will not prevent or prohibit the reinvestment in such retail business of any amounts generated by such retail business; or

(d)	declare or pay any dividend to holders of the Common Shares;

without the prior approval of the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed, provided that nothing in this Section 9 will place any limitations (including any requirement for the Corporation to seek or obtain the approval of the Purchaser on any monetary limits or any use of proceeds) on the Corporation’s ability to issue equity or equity-linked securities for any purpose (subject, for greater certainty, to the Participation Right).

10.	Governance Rights in the Partnership.

The Corporation and the Purchaser agree to negotiate in good faith to settle the terms of the definitive documentation with respect to the Partnership Investment, which documentation shall include the terms set out in Schedule “A“ and Schedule “B” and such additional terms not inconsistent therewith as are customary and reasonable in the circumstances.

11.	Future Acquisitions.

The Purchaser and the Corporation agree that during the period commencing immediately after Closing and ending on the date that is the earliest of any of the following dates:

(i)	the date that is two years from the Closing Date;

(ii)	the date that the Purchaser no longer beneficially owns the Purchased Units; and

(iii)	the date that there is a Change of Control of the Corporation or the Purchaser;

the parties shall consider, on a case-by-case basis, further diamond acquisition opportunities on a joint venture basis. The parties acknowledge that any such additional acquisition or related joint venture will be on terms and conditions as either party may agree.

12.	Put Option.

[PUT OPTION PROVISIONS REGARDING KINROSS’ INTEREST IN CERTAIN CIRCUMSTANCES REDACTED]

13.	Call Option.

[CALL OPTION PROVISIONS REGARDING KINROSS’ INTEREST IN CERTAIN CIRCUMSTANCES REDACTED]

14.	Non-Competition.

None of the Purchaser or any of its subsidiaries shall, directly or indirectly, compete in the sorting and/or marketing of rough diamonds prior to the date that any of the following events has occurred: (a) the Purchaser does not have a Nominee appointed or elected to the Board pursuant to Section 8 (whether as a result of the resignation of a Nominee, the choice of the Purchaser not to exercise its rights under Section 8 or the expiry of the Purchaser’s rights under Section 8 provided that if the Purchaser or any of its subsidiaries shall directly or indirectly compete as aforesaid, the Purchaser’s nomination rights pursuant to Section 8 shall forthwith expire and be of no further effect whether or not they have otherwise expired); (b) a Change of Control of the Corporation; (c) the bankruptcy or insolvency of the Corporation, the Partnership or HWDM; (d) the conviction of the Corporation, HWDM, the Partnership or any of the Selling Entities of an offence involving material and adverse reputational consequences for the Corporation; or (e) a material default on the part of the Corporation, HWDM, the Partnership or any of the Selling Entities in performing marketing and/or sorting obligations (after 45 day cure period has expired in respect thereof).

In addition, during the Participation Period, neither the Purchaser nor the Corporation shall, directly or indirectly (including through any of its subsidiaries), solicit the employment or retainer of any current director or officer of the other party or any of its subsidiaries or, in the case of the Purchaser, any of the employees of Harry Winston Technical Services Inc. (Canada). For greater certainty, for the purposes of this Section 14, solicitation will not include solicitation of directors or officers where such solicitation is solely through advertising in periodicals of general circulation or an employee search firm, so long as such party and/or its representatives do not direct or encourage such search firm to solicit a specifically named director or officer of the other party.

15.	Use of Proceeds.

The Corporation agrees that the net proceeds from the Transactions shall be:

(a)
first, used to repay all existing amounts owing or payable in respect of the Credit Facilities and the Intercompany Liabilities contemporaneously with Closing, in full satisfaction of the obligations of the Corporation and its affiliates thereunder; and

(b)
then the balance, if any, for general corporate purposes (subject to the obligations of the Corporation and its subsidiaries and affiliates pursuant to the JV Agreement); provided that, in this case, the net proceeds received from purchase and sale of the Purchased Units shall only be used to fund expenditures relating to the Partnership or the Diavik Joint Venture.

16.	Purchaser’s Acknowledgements and Covenants.

The Purchaser acknowledges and covenants, as applicable, that:

(a)	the Purchaser shall execute and deliver all documentation as may be required by applicable securities laws in connection with the Transactions;

(b)	the Corporation is required to disclose to applicable securities regulatory authorities the identity of the Purchaser, and in that respect the Purchaser acknowledges that, and consents and authorizes:

	(i)	the Corporation to collect the Purchaser’s personal information for the purpose of this Agreement;

	(ii)	the Corporation to retain the personal information for as long as permitted or required by applicable law or business practices;

(iii)
the Corporation to deliver to the Ontario Securities Commission and any other securities commission or similar regulatory authority personal information (such as full name, residential address and telephone number) pertaining to the Purchaser and further acknowledges and consents to the fact that the Corporation may be required by applicable securities laws and stock exchange rules to provide regulatory authorities any personal information provided by the Purchaser respecting itself and acknowledges that this information is being collected indirectly by the Ontario Securities Commission (as applicable), and may be collected, used and disclosed by other securities regulators (as applicable), under the authority granted to it in applicable securities laws; and

(iv)
that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario and acknowledges that the public official in Ontario who can answer questions about the Ontario Securities Commission’s indirect collection of such information is the Administrative Assistant to the Director of Corporate Finance, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, who may be contacted at (416) 593-8086;

(c)
the Purchased Securities are subject to resale restrictions under applicable securities laws, rules, regulations and policies and the Purchaser shall comply with all relevant securities laws, rules, regulations and policies concerning any resale of the Purchased Securities and shall consult with its own legal advisers with respect to complying with all restrictions applying to any such resale;

(d)	the certificates representing the Purchased Shares will bear the following legends, and the Purchaser agrees to comply with the terms of such legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE JULY ●, 2009.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”;

(e)
the Purchased Securities have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons unless registered under such Act or an exemption from the registration requirements of such Act is available;

(f)	the Transactions are being conducted on a non-brokered private placement basis and no agents or underwriters are involved in the sale, distribution or marketing of the Purchased Securities;

(g)	the Purchaser shall do all that is reasonably required to assist the Corporation with respect to all necessary filings, approvals and consents as may be required by applicable law; and

(h)
the Purchaser has not been provided with an offering memorandum (as defined in any applicable Canadian securities laws) or any similar document in connection with its subscription for the Purchased Securities, and the decision to execute this Agreement and to purchase the Purchased Securities has not been based upon any verbal or written representations as to fact or otherwise made by or on behalf of the Corporation, other than such written representations as are expressly contained in this Agreement.

17.	Purchaser’s Representations and Warranties.

The Purchaser hereby represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon such representations and warranties in connection with the issue and sale of the Purchased Securities, that:

(a)	the Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and to perform the transactions contemplated herein;

(b)
this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(c)
the execution and delivery of this Agreement and the performance by the Purchaser of its obligations under this Agreement will not result in any material breach or violation of, or be in material conflict with, or constitute a material default under, or create a state of facts which after notice or lapse of time, or both, would constitute a material default under, any term or provision of the charter documents or by-laws of the Purchaser or any resolution of the directors or shareholders of the Purchaser;

(d)	none of the Purchaser or any of its subsidiaries or affiliates beneficially owns any Common Shares;

(e)	the Purchaser is purchasing the Purchased Securities as principal;

(f)
the Purchaser is purchasing the Purchased Securities for investment purposes only, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution;

(g)	the Purchaser is not a “U.S. person” (as such term is defined in Rule 902(k) of Regulation S under the United States Securities Act of 1933, as amended); and

(h)
other than BMO Nesbitt Burns and Morgan Stanley (the fees of which are payable by the Purchaser), there is no person acting or purporting to act on the Purchaser’s behalf in connection with the transactions contemplated herein who is entitled to any brokerage or finder’s fee, and if any person establishes a claim that any fee or other compensation is payable in connection with this subscription by the Purchaser for the Purchased Securities (other than as expressly agreed to in advance by the Corporation), the Purchaser shall indemnify and hold harmless the Corporation with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

18.	Representations and Warranties of the Corporation.

The Corporation represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties in purchasing the Purchased Securities, that:

(a)
the Corporation is a corporation duly continued, organized and validly existing under the laws of Canada and is properly registered under the laws of all jurisdictions in which its business is carried on except where the failure to be so registered would not have a material adverse effect on the business or operations of the Corporation;

(b)
the Corporation has authorized share capital consisting of an unlimited number of Common Shares of which, as of the date hereof, 61,372,092 Common Shares and no more are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation;

(c)
HWDM has authorized share capital consisting of an unlimited number of Class A shares and an unlimited number of Class B shares of which, as of the date hereof, 25,980,002 Class A shares and no Class B shares and no more are validly issued and outstanding as fully paid and non assessable shares in the capital of HWDM, all of which are owned of record and beneficially by the Corporation, and, as of the Closing Date (and immediately prior to Closing), HWDM will have authorized share capital consisting of an unlimited number of Class A shares, an unlimited number of Class B shares and an unlimited number of Special Voting Shares, of which 25,980,002 Class A shares (the terms of which will be amended to remove the voting rights therefrom), no Class B shares and 775 Special Voting Shares will be validly issued and outstanding as fully paid and non-assessable shares in the capital of HWDM, all of which are owned of record and beneficially by the Corporation;

(d)
the Partnership has authorized capital consisting of an unlimited number of units of which, as of the date hereof, 200,001,000 Units and no more are validly issued and outstanding as fully paid and non-assessable Units, and, as of the Closing Date (and immediately prior to Closing), the Partnership will have 200,001,000 Units, which are validly issued and outstanding as fully paid and non-assessable units of the Partnership and of which 198,000,990 will be owned of record and beneficially by HWDM and the remainder will be owned of record and beneficially by 6355137 Canada Inc., a wholly-owned subsidiary of HWDM;

(e)
except for 1,589,338 options granted and issued pursuant to any Option Plan,  which are exercisable for 1,589,338 Common Shares, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase from the Corporation or any of its subsidiaries of: (i) any equity securities in the capital of the Corporation or the Partnership; or (ii) any voting securities in the capital of HWDM;

(f)
the operations of the Corporation and its subsidiaries have been and are now conducted in compliance with all laws of each jurisdiction, of which have been and are now applicable to the operations of the Corporation or of any of its subsidiary, except for non-compliance which does not have a material adverse effect, and none of the Corporation or any of its subsidiaries has received any notice of any alleged violation of any such laws;

(g)	the Corporation is a reporting issuer not in default in any material respect of any requirement under Canadian securities laws;

(h)
no order, ruling or decision granted by a securities commission, court of competent jurisdiction or regulatory or administrative body having jurisdiction is in effect, pending or (to the best of the Corporation’s knowledge) threatened that restricts any trades in any securities of the Corporation as of the date hereof including any cease trade orders;

(i)
the current issued and outstanding Common Shares are listed on the TSX and the NYSE, and the Corporation will use commercially reasonable efforts to obtain the listing of the Purchased Shares on the TSX and the NYSE;

(j)
the Purchased Shares, when issued in consideration for the purchase price therefor, will be duly and validly issued as fully paid and non-assessable Common Shares, and will represent approximately 19.9% of the outstanding Common Shares as at the Closing Date;

(k)
the Purchased Units, when issued in consideration for the purchase price therefor, will be duly and validly issued as fully paid and non-assessable Units, and will represent 22.5% of the outstanding Units as at the Closing Date;

(l)
the Purchased Special Voting Shares, when issued in consideration for the purchase price therefor, will be duly and validly issued as fully paid and non-assessable Special Voting Shares, and will represent 22.5% of the outstanding Special Voting Shares and 22.5% of the outstanding voting securities in the capital of HWDM as at the Closing Date;

(m)
subject to and assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 17(e), 17(f) and 17(g), the offer, issuance, sale and delivery of the Purchased Securities as contemplated by this Agreement is exempt from the prospectus, registration and/or qualification requirements, as applicable, under applicable securities laws;

(n)	the Corporation has the requisite corporate power, authority and capacity to enter into this Agreement and to perform the transactions contemplated herein;

(o)
this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

(p)
the Corporation and each of its subsidiaries has the requisite power, authority and capacity to own, lease and to operate its respective property and assets including licenses or other similar rights and to carry on the business customarily carried on by it and has all the requisite power and authority to carry on its respective business as currently carried on or as currently proposed to be carried on;

(q)
the Corporation and each of its subsidiaries are conducting their respective businesses in compliance with all applicable laws, rules and regulations of each jurisdiction in which business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated except where such non-compliance or failure to obtain such license, registration or qualification would not have a material adverse effect on the business or operations of the Corporation and its subsidiaries, on a consolidated basis;

(r)
to the knowledge of the Corporation, none of the disclosure documents that have been publicly filed by the Corporation pursuant to the requirements of applicable securities laws since January 31, 2008 contained, as of their respective dates of filings, an untrue statement of a material fact or omitted to state a material fact that was required to be stated or that was necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made;

(s)
there is no action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its subsidiaries or any of their respective assets (including the Partnership’s Participating Interest in the Diavik Joint Venture) before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which is reasonably expected to result in any material adverse change, and neither the Corporation nor its subsidiaries nor their respective assets (including the Partnership’s Participating Interest in the Diavik Joint Venture) is subject to any material judgment, order, writ, injunction or decree;

(t)
except as disclosed in Schedule 18(t), neither the Corporation nor any of its subsidiaries is in material violation of, and the execution and delivery of this Agreement and the performance by the Corporation of its obligations under this Agreement will not result in any material breach or violation of, or be in material conflict with, or constitute a material default under, or create a state of facts which after notice or lapse of time, or both, would constitute a material default under, any term or provision of the charter documents or by-laws of the Corporation or any of its subsidiaries or any resolution of the directors or shareholders of the Corporation or any of its subsidiaries or any contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral), instrument, lease, judgment, decree, order, statute, rule, license or regulation applicable to the Corporation or any of its subsidiaries which is in each case material to the Corporation or any of its subsidiaries, and all such material contracts, agreements or arrangements (including all material joint venture agreements) are in good standing, and no event has occurred which with notice or lapse of time or both would constitute such a material default by the Corporation or a subsidiary;

(u)
the consolidated financial statements of the Corporation, including the notes thereto, for the year ended January 31, 2008 and the nine months ended October 31, 2008 have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the financial position of the Corporation as of the respective dates thereof;

(v)
neither the Corporation nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically disclosed on the audited consolidated balance sheet of the Corporation as of January 31, 2008 or in the notes thereto (the “Balance Sheet”); or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since January 31, 2008, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Corporation and its subsidiaries (other than those disclosed on the Balance Sheet), have or reasonably be expected to have a material adverse effect, or, as a consequence of the consummation of the Transactions, have a material adverse effect;

(w)
the auditors of the Corporation who audited the consolidated financial statements of the Corporation most recently delivered to the securityholders of the Corporation and delivered their report with respect thereto are independent public accountants as required by Canadian securities laws;

(x)
the Corporation and subsidiaries are in material compliance with all  applicable environmental laws, and neither the Corporation nor any of its subsidiaries has received any notice of, or been prosecuted for an offence alleging, non-compliance with any environmental law, and neither the Corporation nor any of its subsidiaries has settled any allegation of non-compliance short of prosecution;

(y)
DDMI owns, controls or has legal rights to, through mining tenements of various types and descriptions, all of the rights, titles and interests materially necessary or appropriate to authorize and enable DDMI to carry on the material mineral exploration and/or mining activities as currently being undertaken by it at the Diavik Diamond Mine, except for such defects in title which would not reasonably be expected to result in a material adverse effect, and is not in material default of such rights, titles and interests;

(z)
all mining claims and mining rights with respect to the Diavik Diamond Mine are in good standing in all material respects as of the date hereof except for such defects in title which would not reasonably be expected to result in a material adverse effect;

(aa)
to the knowledge of the Corporation, all mining operations at the Diavik Diamond Mine have been conducted in all respects in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace laws, regulations and policies have been duly complied with;

(bb)
with respect to the Diavik Diamond Mine and all mining operations related thereto, DDMI is in compliance with all applicable environmental laws, except for any such non-compliance which would not reasonably be expected to result in a material adverse effect, and, to the knowledge of the Corporation, DDMI has not received any notice of, or been prosecuted for an offence alleging, non-compliance with any environmental law, and, to the knowledge of the Corporation, DDMI has settled not any allegation of non-compliance short of prosecution;

(cc)
except as granted to DDMI pursuant to the JV Agreement, no person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Corporation of its indirect interest in the Diavik Joint Venture (through, without limitation, the purchase of: (i) shares in the capital of HWDM; (ii) Units; or (iii) the Partnership’s Participating Interest);

(dd)
to the knowledge of the Corporation: (i) there are no outstanding aboriginal land claims with respect to any of the lands included in the Diavik Joint Venture; and (ii) the Diavik Joint Venture will have quiet enjoyment of such lands for the expected lifetime of the Diavik Diamond Mine;

(ee)
the JV Agreement and, to the knowledge of the Corporation, each of the five participation agreements with respect to the Diavik Diamond Mine that have been previously disclosed in the disclosure documents that have been publicly filed by the Corporation pursuant to the requirements of applicable securities laws, are in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the completion of the Transactions) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.  The Partnership has not violated or breached, in any material respect, any of the terms or conditions of the JV Agreement, and to knowledge of the Corporation, all the covenants that are to be performed by the date of this Agreement by DDMI have been fully performed.   To the knowledge of the Corporation, DDMI has not violated or breached, in any material respect, any of the terms or conditions of the foregoing participation agreements all the covenants that are to be performed by the date of this Agreement under such agreements by DDMI have been fully performed;

(ff)
each of the Corporation and its subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon;

(gg)
except as disclosed in Schedule 18(gg), each of the Corporation and its subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority, and provision has been made on the financial books and records of the Corporation and its subsidiaries for amounts at least equal to the amount of all Taxes owing by any one of them that will not be due and payable by the Closing Date and that relate to periods ending on or prior to the Closing Date; and

(hh)	the Partnership is a “Canadian partnership” within the meaning of the Income Tax Act (Canada).

19.	Covenants of the Corporation

(a)	During the period from the date of this Agreement to Closing, the Corporation shall:

(i)
conduct its business in the ordinary course, consistent with past practice and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Purchaser contained in this Agreement; and

(ii) promptly advise the Purchaser orally and, if then requested, in writing of any material adverse change or any breach by the Purchaser of any covenant or agreement contained in this Agreement.

(b)	Forthwith after the Closing, the Corporation shall file such forms and documents as may be required under applicable securities laws.

(c)
The Corporation shall take all required actions to satisfy the conditional listing requirements of the TSX with respect to the listing of the Purchased Shares promptly after the Closing, and in any event within the time period prescribed by the TSX, to satisfy such requirements.

(d)	For the Participation Period, the Corporation hereby covenants, undertakes and agrees:

(i) to use its reasonable commercial efforts to maintain its status as a “reporting issuer” and not to be in material default of any requirement of the applicable securities laws; and

(ii) to use its reasonable commercial efforts to maintain the listing of the Common Shares on the TSX and the NYSE.

(e)	The Corporation shall cause the Partnership not to make distributions until the Period End other than the Specified Permitted Adjusting Distributions.

20.	Satisfaction of Conditions

Each of the parties shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Sections 3, 4 and 5 which are for the benefit of any other party.

21.	Indemnity and Survival.

The representations, warranties, acknowledgments and covenants of the Purchaser contained in this Agreement are made by the Purchaser with the intent that they may be relied upon by the Corporation and will survive the Closing for the benefit of the Corporation.  The Purchaser hereby agrees to indemnify the Corporation against all losses, claims, costs, expenses and damages or liabilities (each, a “Claim”), on an after-Tax basis, which the Corporation may suffer or incur caused or arising from any breach by the Purchaser of any of its representations, warranties or covenants contained in this Agreement.

The representations, warranties and covenants of the Corporation contained in this Agreement are made by the Corporation with the intent that they may be relied upon by the Purchaser and will survive the Closing for the benefit of the Purchaser.  The Corporation hereby agrees to indemnify the Purchaser against all Claims which the Purchaser may suffer or incur caused or arising from the from any breach by the Corporation of any of its representations, warranties or covenants contained in this Agreement.

22.	Governing Law.

This Agreement is governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement.

23.	Knowledge of the Corporation.

When used in this Agreement, the phrase “to the knowledge of the Corporation” or any other like phrase means the actual knowledge of any of the senior officers of the Corporation, following due inquiry.

24.	Notices.

Any notice or other communication that is required or permitted to be given pursuant to this Agreement shall be in writing and will be validly given if delivered in person (including by courier service) or transmitted by electronic delivery as follows.

if to the Purchaser:	Kinross Gold Corporation 52nd Floor, Scotia Plaza 40 King Street West, Toronto, Ontario M5H 3Y2
	Attention: Email:	Tye Burt tye.burt@kinross.com

with a copy to:	Osler, Hoskin & Harcourt LLP 100 King Street West 1 First Canadian Place Suite 6100, P.O. Box 50 Toronto, Ontario M5X 1B8
	Attention: Email:	Douglas A. Bryce dbryce@osler.com
if to the Corporation:	Harry Winston Diamond Corporation P.O. Box 4569, Station A Toronto, Ontario M5W 4T9
	Attention: Email:	Robert A. Gannicott rgannicott@harrywinston.com
with a copy to:	Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9
	Attention: Email:	Rob Nicholls/Sean Vanderpol rnicholls@stikeman.com svanderpol@stikeman.com

Any such notice or other communication will be deemed to have been given and received on the day on which it was delivered or transmitted by electronic delivery (or, if such day is not a Business Day, on the next following Business Day). Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 22.

25.	Business Days.

In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

26.	Assignment.

This Agreement is not transferable or assignable by the parties, except that the Purchaser may assign this Agreement or any rights or obligations of the Purchaser hereunder to an affiliate of the Purchaser without the consent of the Corporation provided that any such assignment will not relieve the Purchaser of any of the obligations of the Purchaser (financial or otherwise) pursuant to this Agreement.

27.	Amendment.

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party to this Agreement, is binding unless executed in writing by the party to be bound thereby.

28.	Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein or therein. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties.

29.	Expenses.

All costs and expenses (including the fees and disbursements of legal counsel and other professional advisors) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

30.	Currency.

All amounts in this Agreement referred to by “$” mean Canadian currency and all amount referred to by “U.S.$” means United States currency.

31.	Enurement.

This Agreement is binding upon and enures to the benefit of the parties and their respective successors and assigns.

32.	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

33.	Interpretation.

In this Agreement:

(a)	the term person is to be broadly interpreted and is not limited to the categories enumerated in the definition of such term in Section 1;

(b)	“including” means including without limitation;

(c)	words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders

(d)	a person is deemed to be an affiliate of another person if one is a subsidiary of the other, or if both are subsidiaries of the same person, or if each of them is controlled by the same person;

(e)	a person is deemed to be a subsidiary of another person if it is controlled directly or indirectly by that person, and includes a subsidiary of that subsidiary; and

(f)	control means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, an agreement or arrangement or otherwise

34.	Further Assurances.

Each of the parties upon the request of the other, whether before or after Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein.

35.	Time of Essence.

Time is of the essence of this Agreement.

36.	Headings.

The headings contained herein are for convenience only and will not affect the meaning or interpretation of this Agreement.

37.	Execution by Electronic Delivery.

The Corporation may rely on delivery by electronic delivery of an executed copy of this Agreement, any attachments hereto, and acceptance by the Corporation of such electronic copy is legally effective to create a valid and binding agreement between the Corporation and the Purchaser in accordance with the terms of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

KINROSS GOLD CORPORATION

By:	/s/ Tye W. Burt
Name: Tye W. Burt
Title: President and Chief ExecutiveOfficer

HARRY WINSTON DIAMOND CORPORATION

By:	/s/ Robert A. Gannicott
Name: Robert A. Gannicott
Title: Chairman & Chief Executive Officer

SCHEDULE “A“

TERM SHEET FOR AMENDED PARTNERSHIP AGREEMENT

Unless the context otherwise requires, terms not otherwise defined herein will have the meanings set forth in the Agreement.

Partnership Agreement:
The Purchaser will be admitted to the Partnership as a partner, and the Partnership Agreement will be amended to reflect such admission, and shall contain terms and conditions customary for transactions of this nature, including, without limitation, the following:

(a)
Management – HWDM shall continue to act as general partner of the Partnership and be responsible for management of the business and affairs of the Partnership. In addition to the Units already owned by HWDM, HWDM shall subscribe for a nominal general partner interest in the Partnership for a nominal purchase price.

(b)
Cash Calls – HWDM, as general partner of the Partnership, shall be entitled to request that the partners of the Partnership advance funds to the Partnership pro rata based on their holdings of Units for the purpose of satisfying the Partnership’s obligations under any of the agreements listed in Appendix “B-1” to Schedule “B”. The partners may unanimously determine to fund any cash call by way of loan rather than equity contribution. If a partner fails to contribute its proportion of funds with respect to a cash call, the non-defaulting partner(s) shall have the option, but not the obligation, to fund the defaulting partner’s portion of the cash call by way of equity contribution or loan or a combination of the two; provided that if an equity contribution is made, the non-defaulting partner’s interest in the Partnership shall be increased proportionately through the issuance of additional Units, at a price per Unit calculated based on the fair market value of a Unit as at the time of effective date of issuance of such Units.

(c)
Distributions – HWDM, as general partner of the Partnership, shall make distributions to the partners on a monthly basis or such other basis as the partners may agree. The repayment of any loans made by the partners to the Partnership shall be in priority to other distributions. All distributions shall be made in cash; provided that, in the event of: (i) a Change of Control of the Corporation; (ii) the bankruptcy or insolvency of the Corporation, the Partnership or HWDM; (iii) the conviction of the Corporation, HWDM, the Partnership or any of the Selling Entities of an offence involving material and adverse reputational consequences for the Corporation; or (iv) a material default on the part of the Corporation, HWDM, the Partnership or any of the Selling Entities in performing marketing and/or sorting obligations (after a 45 day cure period has expired in respect thereof), the Purchaser shall have the option to receive physical diamonds in lieu of receiving distributions from the Partnership.

(d)	No Return of Capital – A partner shall not be entitled to demand a return of such partner’s aggregate capital contribution to the Partnership.

(e)
Restrictions on Transfer – Except as otherwise contemplated by this Schedule “A”, no partner shall sell, transfer or otherwise dispose of any Units which it owns except to a related party of such partner for as long as they remain related. A partner may encumber its Units in the Partnership; provided that such encumbrance is subordinate to transfer rights afforded to the partners, as contemplated by this Schedule “A”.

(f)
Right of First Refusal – Subject to the pre-emptive right under section 15.3 of the Diavik JV Agreement (the “Pre-Emptive Right”) and a permitted transfer contemplated in (e) above, each partner will receive a customary right of first refusal with respect to any proposed transfer of any other partner’s Units.

(g)
Co-Sale Right – Any partner and its related parties who are partners, taken as a whole, holding in aggregate less than 35% of the outstanding Units will be entitled to receive customary co-sale rights with respect to any transfer of Units that is subject to a right of first refusal.

(h)
No Restriction on Competition – Subject to the non-competition and non-solicitation provisions of Section 14 of the Agreement, none of the partners or their related entities shall be: (i) restricted from engaging in or otherwise being involved with any, or investing in any person engaged in a, business that is similar or competitive with the business of the Partnership; or (ii) required to bring any business opportunity to the Partnership.

(i)
Matters Requiring Unanimous Approval – The following matters will require unanimous approval of the partners: (i) any change to the financial year of the Partnership; (ii) the dissolution of the Partnership; (iii) the transfer or encumbrance of the nominal general partner interest to be issued to HWDM; (iv) replacing HWDM as the general partner of the Partnership; or (v) the Partnership entering into any contractual arrangement with any partner or related entity of any such partner.

(j)	Exercise of Pre-Emptive Right under the Diavik Joint Venture Agreement – [PROVISIONS RELATED TO THE EXERCISE OF RIGHTS UNDER THE JV AGREEMENT REDACTED]

(k)
Event of Default - If a partner: (i) fails to contribute its proportion of funds with respect to a cash call (other than in connection with the exercise of the pre-emptive rights under the Diavik Joint Venture Agreement (as defined in Appendix “B-1”)); or (ii) experiences an insolvency or bankruptcy event, the non-defaulting partner(s) may purchase all (but not less than all) of the defaulting partner’s Units for a purchase price equal to 80% of the fair market value of such interest, at any time within 180 days of the determination of the fair market value.

(l)
Dissolution - Upon dissolution of the Partnership, the general partner of the Partnership shall commence the orderly liquidation of the Partnership’s property and assets and each partner shall be entitled to its pro rata share of the proceeds of such liquidation based on the number of Units held.  Notwithstanding the foregoing, if the partners agree, the Partnership may be dissolved in a manner to comply with subsections 85(3), 98(3) or 98(5) of the Income Tax Act (Canada) or in such other tax-efficient manner as the parties may agree.

(m)
Income/Loss Allocation – Except to the extent the partners otherwise unanimously agree, acting reasonably, the allocation of the income or loss of the Partnership for tax purposes for the fiscal year of the Partnership in which the Purchaser becomes a partner of the Partnership shall be made amongst the partners as though the Partnership’s fiscal year had ended immediately prior to the Purchaser becoming a partner (the “Deemed Year End”) and such that any income of the Partnership from the beginning of its fiscal year until the Deemed Year End, giving effect to deductions that would be available had there been a fiscal period ended at the time of the Deemed Year End, will be allocated to the partners, other than the Purchaser, pro rata based on each such partner’s Units at the time of the Deemed Year End, and any income earned by the Partnership for the balance of such fiscal year will be allocated amongst the partners, including the Purchaser, pro rata based on each such partner’s Units at the end of the fiscal period of the Partnership. Notwithstanding the Closing Date, it is the currently the intent of the parties that the Deemed Year End will be March 31, 2009.

(n)
Pre-Acquisition Tax Exposures – If and to the extent any tax assessment, reassessment or determination (a “Tax Determination”) is made with respect to the operations, activities or property of the Partnership in respect of any period prior to the time the Purchaser becomes a partner of the Partnership, the tax consequences of such Tax Determination shall be borne solely by the partners of the Partnership, other than the Purchaser (the “Current Partners”) and the Current Partners shall indemnify and save harmless the Purchaser in respect of any such tax consequences.

(o)	Financial Statements – HWDM, as general partner of the Partnership, shall provide to the partners:

	(i)	quarterly unaudited financial statements of the Partnership, including a discussion of variances from the annual budget, within 60 days of the end of each quarter;

(ii)
annual audited financial statements of the Partnership, including balance sheet and statements of income, retained earnings and changes in financial position, within 90 days of the end of each fiscal year.

(p)
Accounting, Financing and Other Information - HWDM shall provide or cause to be provided to any partner such additional accounting, financial and other information as may be required by such partner or its related entities from time to time to comply with any continuous disclosure requirements pursuant to applicable securities laws.

(q)
Authority of the General Partner – Subject to the prior approval of each of the partners, HWDM shall have the full power to make, execute, amend or revoke any tax filing on behalf of the Partnership and/or relevant partners to the extent the tax filing relates to the Partnership.

(r)	Dispute Resolution – Any disputes, disagreements, controversies, questions or claims shall be settled by way of arbitration.

SCHEDULE “B”

TERM SHEET FOR SHAREHOLDERS AGREEMENT

Unless the context otherwise requires, terms not otherwise defined herein will have the meanings set forth in the Agreement.

Shareholders Agreement:
The Purchaser, the Corporation and HWDM will enter into a shareholders agreement with respect to HWDM, containing terms and conditions customary for transactions of this nature, including, without limitation, the following:

	(a)		Board of Directors – The shareholder(s) holding a majority of voting securities shall be entitled to: (i) determine the size of the board of directors of HWDM; and (ii) nominate all directors.

(b)
Approval Rights – In addition to the consents and approvals required at law, HWDM shall obtain the Purchaser’s consent (not be unreasonably withheld in respect of matters in subparagraphs (vi) and (vii) below with respect to the Related Agreements (as defined below) listed in Part 2 of Appendix “B-1”) before HWDM, as the general partner on behalf of the Partnership, or, in the case, of subparagraphs (i), (iii), (v), (xi), (xvi) or (xix) below, on its own behalf, takes any action to:

		(i)	amend or otherwise change the constating documents of HWDM or the Partnership;

		(ii)	issue any equity securities, including warrants, options, convertible debt and other rights to purchase securities in the capital of the Partnership;

		(iii)	issue any voting securities in the capital of HWDM;

		(iv)	redeem or purchase for cancellation any outstanding Units;

		(v)	redeem or purchase for cancellation any outstanding voting securities in the capital of HWDM;

(vi)	amend, restate, terminate, waive any material term under or assign (or otherwise transfer any of the rights under) any of the agreements listed in Appendix “B-1” (the “Related Agreements”);

(vii)	have the Partnership make any expenditure or incur any obligation other than as explicitly required by the Related Agreements;

(viii)	have the Partnership borrow money from any party;

(ix)	grant any security interest over any assets of the Partnership;

(x)	have the Partnership provide loans to, or guarantees the obligations of, any party other than as explicitly required by the Related Agreements;

(xi)	engage in any transaction outside the normal course of business (including acquiring or establishing any new business or terminating any part of HWDM’s or the Partnership’s current business);

(xii)	the purchase any shares in the capital of any corporation or an interest in any partnership, joint venture or similar entity;

(xiii)	engage in any transaction with any person with whom the Partnership does not deal at arm’s length;

(xiv)	agree to sell any material assets of the Partnership

(xv)	merge or enter into a joint venture with any other entity;

(xvi)	take any steps to wind up, dissolve or reorganize HWDM or the Partnership;

(xvii)	admit any person as a partner of the Partnership except as explicitly required by the Partnership Agreement (i.e. in the context of a permitted transfer);

	(xviii)	admit any new or additional general partner of the Partnership;

	(xix)	enter into any agreement whereby HWDM delegates all or substantially all of its duties as the general partner of the Partnership;

	(xx)	except in the circumstances set forth in Schedule “A”, making of any distribution from the Partnership in any form except cash;

	(xxi)	any change in the fiscal year of the Partnership;

(xxii)
any material change to the Corporation’s marketing and sorting operations, as set forth in Appendix “B-2”, including any change to the current transfer price of diamonds used by the Partnership when selling diamonds to the Selling Parties, which is currently 97% of the amount received by the Selling Entity from an arm’s length customer on the last sale made by that Selling Entity prior to the purchase from the Partnership of a substantially similar parcel of rough diamonds; or

	(xxiii)	commit or agree to do any of the foregoing.

Without limiting the foregoing, for greater certainty:

(A) HWDM will not be prohibited from pledging or encumbering its own assets, including the Units held by HWDM or any pledge of shares in HWDM held by the Corporation or any of its subsidiaries, in connection with the implementation of any secured financing of the Corporation and its subsidiaries, provided such financing is consistent with and subject to the provisions of Section 9 of the Agreement; and

(B) no property or assets of the Partnership shall be pledged or encumbered in connection with the implementation of any such secured financing, except as otherwise may be agreed by the parties.

(c)	Information Rights – HWDM shall provide to each shareholder:

(i)
the final annual capital and operating budgets (the “Annual Budget”) for each subsequent fiscal year of the Partnership within a reasonable period after receiving financial information from Diavik Diamond Mines Inc. (“DDMI”);

(ii)
all notices delivered on behalf of and received by the Partnership under the Related Agreements (including management committee reports under the JV Agreement and notice of non-compliance, breach or default under the Related Agreements);

	(iii)	all notices of board meetings, all materials disseminated to the board of directors and all board resolutions; and

(iv)
such other financial and business information with respect to the Partnership or the Related Agreements as may be reasonably requested from time to time; provided that information relating to the marketing, sorting and selling of rough diamonds shall only provided to the Purchaser is not competing, directly or indirectly, in the marketing and selling of rough diamonds.

(d)
Partnership Budget Consultation - Within a reasonable period prior to the end of each fiscal year, subject to receipt of all financial information with respect to the Diavik Diamond Mine (including any updated information or forecast), HWDM shall provide to the Purchaser the proposed Annual Budget for the upcoming fiscal year. The Purchaser shall have a reasonable period of time to review the proposed Annual Budget and HWDM shall respond to any reasonable questions and consider any comments that the Purchaser may have on the proposed Annual Budget. The board of HWDM shall review each proposed Annual Budget and either approve it or require further revisions to it.

(e)
Ability to Cure - The Purchaser, for as long as the Purchaser exercises direction or control over any shares in the capital of HWDM, shall be permitted to cure, on behalf of HWDM in respect of the Partnership, any breach by the Partnership of its obligations under the Related Agreements subject to the applicable cure periods in such Related Agreements.

(f)
Restrictions on Transfer – Neither HWDM nor the Purchaser may transfer any shares in the capital of HWDM unless such transfer occurs concurrently with, in the same proportion and to the same transferee (or a related entity) as a transfer of such party’s interests in the Units of the Partnership.

(g)
Concurrence of Interests – At all times the Purchaser and its related entities, on one hand, and the Corporation and its related entities, on the other, shall have a proportionate number of Special Votes Shares in relation to the percentage of outstanding Units held by such party and its related entities.

(h)	Exercise of Pre-Emptive Rights under the Diavik Joint Venture Agreement – [PROVISIONS RELATED TO THE EXERCISE OF RIGHTS UNDER THE JV AGREEMENT REDACTED]

(i)	Dispute Resolution – Any disputes, disagreements, controversies, questions or claims shall be settled by way of arbitration.

APPENDIX “B-1”

RELATED AGREEMENTS

PART 1

1.
Diavik Joint Venture Agreement dated March 23, 1995 between Kennecott Canada Inc. and Aber Resources Limited (the predecessor name of the Corporation), as amended by amending agreement dated December 1, 1996 between the same parties, as subsequently assigned by Kennecott Canada Inc. to DDMI and by Aber Resources Limited to Aber Diamond Mines Ltd. (“ADM”) (the predecessor name of HWDM), and as amended by an amending agreement (no.2) dated January 17, 2002 between DDMI and ADM and by an amending agreement (no.3) dated March 3, 2004 between DDMI and ADM, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership (the “Diavik Joint Venture Agreement”).

2.
Sorting and Handling Agreement dated October 1, 2001 between ADM and Aber Technical Services Inc., as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

3.
Marketing Services Agreement dated February 27, 2004 between ADM and Aber International N.V. (the predecessor name of Harry Winston Diamond International N.V.), as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

4.
Aber Overseas Rough Diamond Supply Agreement dated May 8, 2003 between ADM and Aber Overseas N.V. (the predecessor name of Aber International N.V.) terminated October 29, 2007. Aber International Rough Diamond Supply Agreement dated October 29, 2007 between the Partnership and Aber International N.V. (the predecessor name of Harry Winston Diamond International N.V.), and as amended by an amending agreement dated January 30, 2009.

5.
Aber India Rough Diamond Supply Agreement dated October 30, 2007 between the Partnership and Aber India Private Limited. (the predecessor name of Harry Winston Diamond (India) Private Limited) and as amended by an amending agreement dated January 30, 2009.

6.
Repadre Royalty Agreement dated September 30, 2003 between ADM, DDMI and Repadre Capital Corporation, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

7.
Letter Agreement dated September 30, 2003 between ADM and Repadre Capital Corporation, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

8.
Jennings Royalty Agreement dated September 30, 2003 between ADM, DDMI and Christopher Jennings, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

9.
Letter Agreement dated September 30, 2003 between ADM and Christopher Jennings, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

10.
Mutual Consent To Release Of Information dated September 22, 2003 between ADM and DDMI, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

PART 2

11.
Diamond Supply Agreement dated March 10, 2003, as amended by an amending agreement dated December 6, 2004 and a side letter dated March 10, 2003, each between ADM and Tiffany and Company, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

12.
Agreement To Establish A Protocol For Diamond Production Splitting dated January 7, 2003 between ADM and DDMI, as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership.

13.
Consulting and Professional Services Agreement dated February 1, 2001 between ADM and Aber Diamond Corporation (the predecessor name of the Corporation), as subsequently assigned by ADM to the Partnership (then named Aber Diamond Limited Partnership) pursuant to an assignment agreement dated March 11, 2005 between ADM and the Partnership and as amended by an amending agreement dated May 1, 2005.

APPENDIX “B-2”

SUMMARY OF BUSINESS DESCRIPTION – SORTING AND MARKETING OPERATIONS

The companies referenced in this summary are set out on the attached organization chart dated December 5, 2008.

The entities involved in the sorting and sale of rough diamonds are:

1.	Harry Winston Technical Services Inc.;

2.	Harry Winston Diamond Limited Partnership;

3.	Harry Winston Diamond (India) Private Limited;

4.	Harry Winston Diamond International N.V.; and

5.	Harry Winston Diamond Mines Limited.

Harry Winston Diamond Mines Limited is a holding company that pays for a director/consultant in the North West Territories.

Harry Winston Diamond (Israel) Ltd. will cease to do business on March 31, 2009.

Aber Quebec Inc. is a financing vehicle.

6019838 Canada Inc. owns the building at 250 University Avenue.

[SUMMARY OF BUSINESS DESCRIPTION REDACTED]

ORGANIZATIONAL CHART

Harry Winston Diamond Corporation (Canada)
100%
Harry Winston Fifth Avenue Corporation (Canada)
50%
Abany Diamond Partnership (Ontario)
100%
HWH Acquisition Company LLC (Delaware)
100%
HW Holdings, Inc. (Delaware)
100%
Harry Winston, Inc. (New York)
100%
Harry Winston Rare Jewels Ltd.
11.4%
88.6%
Harry Winston SARL (France)
100%
Harry Winston Japan k.k. (Japan)
100%
Harry Winston (UK) Limited
100%
Harry Winston Inc Taiwan Branch (Taiwan)
100%
Harry Winston S.A. (Switzerland)
100%
Harry Winston (Hong Kong) Limited (Hong Kong)
100%
718 Fifth Avenue Corporation (New York)
100%
Harry Winston N.A. Pte LTD. (Singapore)
100%
Harry Winston Commercial (Beijing) Co., Ltd. (China)
50%
Les Cadraniers de Geneve S.A. (Switzerland)
49%
Harry Winston LLC (United Arab Emirates)
100%
Harry Winston Building Services Inc. (Canada)
100%
Aber U.S. Operating Company LLC (Delaware)
100%
Aber Quebec Inc. (Canada)
100%
6019838 Canada Inc. (Canada)
100%
Harry Winston Technical Services Inc. (Canada)
100%
Aberex Minerals Ltd. (British Columbia)
100%
Harry Winston Diamond Mines Ltd. (NWT)
100%
99%
6355137 Canada Inc. (Canada)
1%
Harry Winston Diamond Limited Partnership (NWT)
40%
Diavik Diamond Mines (NWT)
100%
Aber Investments Limited (Cyprus)
99%
Harry Winston Diamond (India) Private Limited
1%
100%
Aber Diamond Marketing SARL (Luxembourg)
51%
Aber Diamond Trading SARL (Switzerland)
99%
1%
Harry Winston Diamond International N.V. (Belgium)
100%
Harry Winston Diamond (Israel) Ltd. (Israel)
100%
6849083 Canada Inc. (Canada)

SCHEDULE “C”

WIRE TRANSFER INSTRUCTIONS

[WIRE TRANSFER INSTRUCTIONS REDACTED]

SCHEDULE “D”

DETERMINATION OF FAIR MARKET VALUE

1.1	Meaning of Fair Market Value.

(1)
For purposes of this Agreement, “Fair Market Value” means the price per Unit that would be received if all of the issued and outstanding Units were sold as determined pursuant to this Schedule. In determining the Fair Market Value, any Valuator appointed shall be considered an expert and is not acting as an arbitrator within the meaning of the Arbitration Act, 1991 (Ontario).

(2)
Fair Market Value is determined on the basis that the sale of the Units takes place in a single transaction in an open and unrestricted market between prudent parties, acting at arm’s length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Partnership.

(3)
Fair Market Value is determined on the basis that the Partnership is a “going concern” (except to the extent that market, financial, economic, business or other conditions shall dictate different criteria in the reasonable judgment of the Valuator) without any discount for a minority interest or any premium for control. The value of the Units is not diminished because (i) the Units are not publicly traded or (ii) the vendor owns a minority interest in the Partnership.

1.2	Estimate of Fair Market Value.

(1)
Immediately following the receipt of notice of exercise of the Put Option, the parties shall negotiate expeditiously and in good faith during the 10 day period following delivery of such notice to arrive at a mutually agreeable Fair Market Value. If such agreement is reached, the agreed amount becomes the Fair Market Value.

(2)
If the parties are unable to agree on the Fair Market Value within such 10 day period, each party may immediately designate a person who is at arm’s length to the parties as its representative and the persons so selected will jointly appoint an additional person who is at arm’s length to the parties and their selected representatives. The persons so chosen will select an independent qualified business valuator by majority decision (a “Valuator”) for a final determination as to the Fair Market Value.

(3)
The Valuator will determine the Fair Market Value as quickly as practicable after the date of its selection having regard to the factors identified in Section 1.1. The Valuator may also have regard to any written representations which any of the parties wish to make, any such representations to be no later than 10 days after the selection of the Valuator. The Valuator will deliver its report concerning the Fair Market Value (the “FMV Report”) to the parties and the Fair Market Value set out in that report will be conclusive and binding. The Fair Market Value in the FMV Report will be the Fair Market Value for purposes of this Agreement.

(4)	The costs and expenses of the Valuator incurred in connection with preparation of the FMV Report will be shared equally by the parties.

SCHEDULE “E”

FORM OF OPINION

“Agreements” means this Agreement, the shareholders agreement with respect to HWDM and the amended Partnership Agreement;

1.	The Corporation is a corporation existing under the laws of Canada.

2.	HWDM is a corporation existing under the laws of the Northwest Territories.

3.	The Partnership is a limited partnership under the laws of the Northwest Territories.

4.	There are no restrictions on the corporate power and capacity of the Corporation, HWDM or the Partnership to own their respective property and assets and to carry on business.

5.
There are no restrictions on the corporate power and capacity of the Corporation or HWDM to enter into the Agreements to which they are a party or for the Corporation and HWDM to carry out their respective obligations thereunder, including the issuance of the Purchased Securities.  The execution and delivery by the Corporation and HWDM of the Agreements to which they are a party and the respective performance of their obligations under the Agreements to which they are a party have been duly authorized by all necessary action on the part of such party.

6.	The authorized capital of the Corporation consists of an unlimited number of Common Shares.

7.
The authorized capital of HWDM consists of an unlimited number of Class A shares, an unlimited number of Class B shares and an unlimited number of Special Voting Shares, of which 25,980,002 Class A shares, no Class B shares and 1,000 Special Voting Shares are outstanding.

8.	The authorized capital of the Partnership consists of an unlimited number of Units, of which 258,065,806.45 Units are outstanding.

9.
The Agreements (other than the amended Partnership Agreement) have been duly executed and delivered by the Corporation and are enforceable against the Corporation in accordance with their respective terms, subject to usual opinion qualifications.

10.
The Agreements (other than this Agreement) have been duly executed and delivered by HWDM and are enforceable against HWDM in accordance with their respective terms, subject to usual opinion qualifications.

11.	The Purchased Securities have been duly authorized and validly issued and the Purchased Shares are fully-paid and non-assessable.

12.
The listing of the Purchased Shares on the TSX has been approved by the TSX, subject only to the Corporation fulfilling the requirements specified in the letter from the TSX to the Corporation dated ●, 2009 regarding the listing of the Purchased Shares on or before ●, 2009.

13.
The execution and delivery of by the Corporation and HWDM of the Agreements to which they are a party, and the performance of their respective obligations, including the issuance, sale and delivery of the Purchased Securities do not or will not violate, contravene or breach any provision of: (a) the constating documents of the Corporation, HWDM or the Partnership; and (b) the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

14.
The offering, issuance, sale and delivery of the Purchased Securities to the Purchaser in accordance with this Agreement are exempt from the prospectus and registration requirements of securities laws applicable in the Province of Ontario and no prospectus is required nor are other documents required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under securities laws applicable in the Province of Ontario to permit the offering, issuance, sale and delivery of the Purchased Securities to the Purchaser.  We note that the Corporation, HWDM and the Partnership are required to file a report with the OSC on Form 45-106F1 prepared and executed in accordance with NI 45-106 within 10 days from the date of this letter, accompanied by any applicable prescribed fees.

15.
No prospectus is required nor are other documents required to be filed, proceedings taken, or approvals, permits, consents or authorizations of regulatory authorities obtained under securities laws applicable in the Province of Ontario to permit a holder of Purchased Shares to trade those securities, either through registrants or dealers registered under applicable laws who comply with those applicable laws or in circumstances in which there is an exemption from the registration requirements of the securities laws applicable in the Province of Ontario, provided that:

	(a)	the Corporation is, and has been, a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

	(b)	at the time of the trade, at least four months have elapsed from the date of this letter;

(c)
the certificates representing the Purchased Shares carried a legend in the form prescribed by National Instrument 45-102 Resale of Securities (“NI 45-102”) stating that, unless permitted under securities legislation, the holder shall not trade that security before the date which is four months and one day from the date of this letter;

	(d)	the trade is not a control distribution within the meaning of NI 45-102;

	(e)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(f)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(g)	if the holder is an insider or officer of the Corporation, the holder has no reasonable grounds to believe that the Corporation is in default of securities legislation.

SCHEDULE “F”

AMENDED AND RESTATED CONSULTING AGREEMENT

●
On a monthly basis, the Partnership will pay the Corporation, in arrears, a management fee to cover administrative costs that are not attributable to or for the benefit of (i) the public company and (ii) the retail division.

●	On an annual basis, as part of the Partnership budgeting process, the Corporation’s administrative costs for the following year would be agreed to by the parties, acting reasonably.

●
An initial monthly fee of [REDACTED] (the “Preliminary fee”) shall be paid by the Partnership in each of the first two full calendar months that occur following Closing (the “Initial Period”), unless the parties otherwise agree prior to or following Closing.

●
Following execution of the Subscription Agreement, the parties will negotiate in good faith to establish the appropriate monthly fee payable for the balance of fiscal 2010 following expiry of the Initial Period, and properly reflect the appropriate allocation of the corporate selling, general and administrative costs to be borne by the Partnership to reflect the principle set forth in the first bullet above.

●
In the event that the parties have been unable to agree on the amount of such fee prior to the expiry of the Initial Period, the issue will be resolved by final and binding arbitration on terms and conditions set out in the definitive Partnership Agreement. The Preliminary Fee will remain payable on a monthly basis until the arbitration decision is rendered. The Preliminary Fee will be retroactively adjusted (pro rata to each partner’s interest) for the period commencing from the expiry of the Initial Period until the date of the arbitration decision.

SCHEDULE 18(t)
MATERIAL DEFAULTS

[DESCRIPTION OF MATERIAL DEFAULTS REDACTED]

SCHEDULE 18(gg)
TAXES

[DESCRIPTION OF TAXES REDACTED]

SCHEDULE 19(e)

SPECIFIED PERMITTED ADJUSTING DISTRIBUTION

		Harry Winston Diamond Limited Partnership (the “Partnership”)
		HWDLP	Currency

	Bank Balance as of March 18, 2009 of the Partnership	285,319.00	USD
	Bank Balance as of March 18, 2009 of the Partnership	12,872,212.00	CAD

1.	Harry Winston Diamond (India) Private Ltd. (“HW India”) pays FY2008 Transfer price adjustment to the Partnership	2,745,000.00	USD

2.	HW India pays March FY2008 transfer price adjustment to the Partnership	249,000.00	USD

3.	The Partnership pays FY2009 transfer price adjustment to HW India	(1,390,000.00)	USD

4.	The Partnership pays HW India various outstanding credit memos	(493,354.62)	USD

5.	Receipt of payments for shipments sent to Harry Winston Diamond International NV (Based on estimate / Actual value should be available on March 20, 2009)	3,780,992.00	USD

6.	The Partnership converts USD to CAD to make cash call to DDMI	(902,230.40)	USD

7.	The Partnership converts USD to CAD to make cash call to DDMI	1,127,788.00	CAD

8.	Payment of cash call (March 26, 2009) to DDMI	(14,000,000.00)	CAD

9.	Distribution out to HWDM immediately prior to closing of transaction	(4,274,725.98)	USD

	Bank Balance as of the Closing Date of the Partnership	0.00	USD
	Bank Balance as of Closing Date of the Partnership	0.00	CAD